UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): June 2, 2005

L-3 Communications Holdings, Inc.
L-3 Communications Corporation

(Exact Name of Registrants as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-14141	13-3937434
333-46983	13-3937436
(Commission File Number)	(IRS Employer Identification No.)

600 THIRD AVENUE, NEW YORK, NEW YORK	10016
(Address of Principal Executive Offices)	(Zip Code)

(212) 697-1111

(Registrants' Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Rre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13.e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

L-3 Communications Corporation (the "Company") announced that it has entered into an Agreement and Plan of Merger, dated as of June 2, 2005 (the "Merger Agreement"), with The Titan Corporation ("Titan") and the Company's wholly-owned subsidiary Saturn VI Acquisition Corp. ("Merger Sub"). The Merger Agreement contemplates that Merger Sub will be merged with and into Titan (the "Merger") and each outstanding share of common stock, par value $0.01, of Titan will be converted into the right to receive $23.10 per share in cash, without interest.

The Merger is subject to the satisfaction or waiver of certain closing conditions, including a majority of Titan's shareholders voting in favor of the transaction, the execution and court filing of definitive settlement agreements concerning the lawsuits described below, the absence of a material adverse effect on Titan's business and customary regulatory approvals. Titan and the Company have made customary representations and warranties and covenants in the Merger Agreement, including among others the Company's agreement not to solicit, initiate or knowingly facilitate or encourage the making of other proposals to acquire Titan or certain of its assets or participate in discussions related to such proposals with third parties, subject to certain limited exceptions to permit the board of directors to comply with its fiduciary duties.

Concurrently with entering into the Merger Agreement, counsel for Titan entered into memoranda of understanding (the "MOUs") to settle federal and state securities law class actions and derivative suits pending in both federal and state courts in California and the Delaware Court of Chancery. Plaintiffs and their counsel would receive $67.4 million to resolve various actions against Titan and its directors and officers arising out of, among other things, allegations involving the Foreign Corrupt Practices Act and Titan's failed merger with Lockheed Martin. The MOUs contemplate execution of separate stipulations of settlements that will be filed in the California federal court and the Delaware Court of Chancery as a condition to the Merger. Counsel for the Company also entered into the MOU that was filed in the Delaware Court of Chancery which would also resolve litigation filed challenging the pending Merger with the Company. These settlements are expected to become effective after the closing of the Merger and receipt of court approvals.

The Company expects to finance the Merger with a combination of available cash, borrowings under its existing revolving credit facility, and the issuance of new debt securities. The Company has obtained commitments for $2.0 billion of interim debt financing pursuant to a commitment letter entered into as of June 2, 2005 with Lehman Commercial Paper Inc., Banc of America Bridge LLC, Bear Stearns Corporate Lending Inc., Credit Suisse, Cayman Islands Branch, Lehman Brothers Inc. and Banc of America Securities LLC. The Company believes that these commitments (which are subject to completion of the Merger and customary closing conditions, including entering into definitive loan agreements), in addition to cash on hand and available revolving credit, will be sufficient, if needed, to complete the Merger prior to issuing the new debt securities.

The Merger Agreement contains certain termination rights and provides that, upon the termination of the Merger Agreement under specified circumstances, Titan may be required to pay the Company a termination fee.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

The Merger Agreement contains representations and warranties of the Company, Titan and Merger Sub made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between the Company, Titan and Merger Sub and may be subject to important qualifications and limitations agreed by the Company, Titan and Merger Sub in connection with negotiating its terms. Moreover, certain representations and warranties may not be accurate or complete as of any specified date because they are subject to a contractual standard of materiality different from those generally applicable to stockholders or were used for the purpose of allocating risk between the Company, Titan and Merger Sub rather than establishing matters as facts. For the foregoing reasons, no person should rely on the representations and warranties as statements of factual information.

Item 8.01    Other Events.

On June 3, 2005, the Company issued a press release announcing the signing of the Merger Agreement, a copy of which is furnished as Exhibit 99.1.

Item 9.01     Financial Statements and Exhibits.

(c)    Exhibits

2.1	Agreement and Plan of Merger, dated as of June 2, 2005, among L-3 Communications Corporation, Saturn VI Acquisition Corp. and The Titan Corporation.
99.1	Press Release dated June 3, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

L-3 COMMUNICATIONS HOLDINGS, INC.
By: /s/ Christopher C. Cambria
Name: Christopher C. Cambria Title: Senior Vice President, Secretary and General Counsel
L-3 COMMUNICATIONS CORPORATION
By: /s/ Christopher C. Cambria
Name: Christopher C. Cambria Title: Senior Vice President, Secretary and General Counsel

Dated: June 3, 2005

L-3 COMMUNICATIONS HOLDINGS, INC.
L-3 COMMUNICATIONS CORPORATION

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of June 2, 2005, among L-3 Communications Corporation, Saturn VI Acquisition Corp. and The Titan Corporation.
99.1	Press Release dated June 3, 2005.